Exhibit 10.1

*** Text omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is of the type that the registrant treats as private or confidential.

Dear Megan:

Subject to the terms and conditions set forth in Metropolitan Tower Life Insurance Company’s (directly or through its affiliates, “Met Tower Life”), a direct, wholly owned subsidiary of MetLife Inc., final proposal dated February 16, 2022 (the “Proposal”), which are incorporated herein by reference, Met Tower Life will issue a single premium non-participating group annuity contract, supported by a commingled separate account (the “Contract”) to Pactiv LLC (the “Company”) covering the Pactiv Evergreen Pension Plan (the “Plan”) benefits as described in the Proposal in return for the consideration amount of $[***] payable on February 24, 2022. The Contract Effective Date is the date Met Tower Life receives the total consideration, and for purposes of this offer is assumed to be February 24, 2022.  The total consideration does not include a commission as outlined on page 3 of our Proposal.

Met Tower Life’s offer is contingent upon receipt of this signed Commitment Agreement by no later than 3:30 PM ET on February 16, 2022.  By signing this Commitment Agreement, Met Tower Life, the Company and the Pactiv Evergreen Inc. Pension Plans Investment Committee (“Committee”), acting solely in its capacity as named fiduciary for the Plan, agree as follows.

As described in the Proposal, if the consideration is paid prior to or after February 24, 2022, an interest credit or charge will be made to the consideration at a rate which when compounded daily results in an annual effective rate of [***]%. This interest rate applies to March 28, 2022. If the consideration is not received by March 28, 2022, the interest charge will be calculated based on a revised interest rate determined on a reasonable basis by Met Tower Life. [***].

As described in the Proposal, the Committee will direct the Plan’s trustee to transfer the following to Met Tower Life on the Contract Effective Date:

•

cash equal to the difference between (i) the consideration due on the Contract Effective Date, and (ii) the fair market value of the AIK Portfolio determined at the end of business on February 15, 2022;

•

the securities in the AIK Portfolio (All securities must be delivered in good deliverable form. “Good deliverable form” means securities in defined round lot sizes that are permissible for transfer and transactions equal to or larger than the minimum trade size and in increments equal to multiples of the minimum trade size); and

•	the AIK Portfolio cash flows such as coupons calls, and maturities, that occurred between February 16, 2022 and the business day before the Contract Effective Date, inclusive of both days.

By written notice to the other party on or before the fifth business day following the Contract Effective Date, the Committee or Met Tower Life may identify an asset in the AIK Portfolio as a possible excluded security (“Ineligible Asset”) which was not identified as a security that Met Tower Life was willing to accept in the AIK Portfolio. Met Tower Life and the Committee will work in good faith for seven business days following such notice to agree on which assets in the AIK Portfolio are Ineligible Assets.  If the parties agree that an asset is an Ineligible Asset then on or before the date that is three business days following such agreement, the Committee will cause to be paid to Met Tower Life an amount, in cash, equal to the asset market value of each such asset, [***], and, simultaneously with receipt of such payment, Met Tower Life will return each such asset to the Plan’s trust together with any cash flows associated with such asset. If the parties cannot come to an

Exhibit 10.1

agreement on whether an asset is an Ineligible Asset, then the parties will work together in good faith to resolve such dispute.

Met Tower Life hereby represents and warrants as of the date of this Commitment Agreement and as of the Contract Effective Date:

1.

Met Tower Life is a life insurance company duly organized, validly existing and in good standing under the laws of the State of Nebraska.  Met Tower Life has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by Met Tower Life herein. Met Tower Life is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations contemplated by the Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material.

2.

Met Tower Life has received all necessary corporate approvals and no other action on the part of Met Tower Life is necessary to authorize the execution, delivery and performance of this Commitment Agreement, the Contract and the consummation of the transactions to be consummated under this Commitment Agreement.  This Commitment Agreement has been duly executed and delivered by Met Tower Life, and is (or when duly executed by all parties thereto will be) a valid and binding obligation of Met Tower Life, enforceable against Met Tower Life in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”).

3.

The execution and delivery of this Commitment Agreement by Met Tower Life, and the consummation by Met Tower Life of the transactions contemplated to be undertaken by Met Tower Life pursuant to this Commitment Agreement, do not (a) violate or conflict with any provision of its certificate or articles of incorporation, bylaws, code of regulations, or the comparable governing documents, (b) violate or conflict with any law or order of any governmental authority applicable to Met Tower Life, (c) require any governmental or governmental agency approval except as set forth below, or (d) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Met Tower Life is a party, to the extent the absence or occurrence of any of the foregoing would have a material adverse effect on Met Tower Life’s ability to consummate the transactions contemplated by this Commitment Agreement.  The Contract will be filed for approval with the Insurance Product Regulation Commission (the “IIPRC”) if changes are made to Met Tower Life’s pre-approved form. Met Tower Life will also file for approval with IIPRC and the state insurance departments, as required, certificates that are to be issued for the Contract.

Exhibit 10.1

4.

Met Tower Life acknowledges and agrees that, if the consideration is paid to Met Tower Life in accordance with this Commitment Agreement, then, from and after the Commitment Agreement Date, Met Tower Life bears any and all risks associated with each asset transferred to Met Tower Life as part of the consideration.

5.

The insurance business of Met Tower Life has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of Met Tower Life as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Met Tower Life or its affiliates under this Commitment Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Met Tower Life to perform its obligations under this Commitment Agreement.

6.

No fees, commissions or payments are or will be owed by Met Tower Life to any individual or entity in connection with the transactions contemplated by this Commitment Agreement or the Contract for which any other party, or its respective affiliates or representatives, could be liable.

7.

Following the receipt by Met Tower Life of the consideration contemplated by this Commitment Agreement and the payment of any true-up amount, Met Tower Life, and not the Plan, Committee or the Company (or any of their respective affiliates or representatives), shall be responsible for the annuity payments under the Contract for which such consideration was paid. The Plan, Committee, the Company and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contract, subject to the following sentence. [***].

8.

Met Tower Life is not (a) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (b) a plan administrator (within the meaning of § 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and §414(g) Internal Revenue Code of 1986, as amended (the “Code”)) with respect to the Plan or (c) an employer any of whose employees are covered by the Plan.

9.

The Contract, when executed, will be duly executed and delivered by Met Tower Life and will be a valid and binding obligation of Met Tower Life and enforceable against Met Tower Life by the Company and each annuitant, contingent annuitant and beneficiary, in accordance with its terms, subject to the Enforceability Exceptions. At all times, the right to a benefit under the Contract, in accordance with its terms, will be enforceable by the annuitant, contingent annuitant or beneficiary to whom the benefit is owed under the Contract by the sole choice of such person, subject to the Enforceability Exceptions.  If the Company ceases to exist, or the Company notifies Met Tower Life that it will cease to perform its obligations under the Contract, the Contract will remain a valid and binding obligation of Met Tower Life and enforceable against Met Tower Life by each annuitant, contingent annuitant or beneficiary in accordance with its terms, subject to the Enforceability Exceptions.

10.

There is no action pending or, to Met Tower Life’s knowledge, threatened against Met Tower Life that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

11.

Met Tower Life will comply in good faith and in all material respects, and will ensure that all of its affiliates, agents and subcontractors comply in good faith and in all material respects, with all applicable laws and

Exhibit 10.1

regulations governing the confidential information of all annuitants, contingent annuitants or beneficiaries, including those laws relating to privacy, data security and protection and the safeguarding of such information, and its maintenance, disclosure and use. Met Tower Life will maintain commercially reasonable administrative, technical and physical safeguards to protect the privacy and security of the confidential information related to annuitants, contingent annuitants and beneficiaries. Met Tower Life has established and will maintain commercially reasonable internal written policies relating to the confidential information of any applicable payee in its custody or under its control.  Met Tower Life will comply in all material respects with any internal written policies relating to the confidential information of any annuitant, contingent annuitant or beneficiary as in effect from time to time.  Met Tower Life acknowledges that it is solely responsible from and after February 24, 2022 for any Data Breach.  For purposes of this paragraph 11, “Data Breach” means any act or omission by Met Tower Life or its agents, subcontractors or service providers (“Authorized Persons”) that compromises either the security, confidentiality or integrity of any data related to annuitants, contingent annuitants or beneficiaries in its custody or under its control.

12.

From and after the date the consideration is paid, Met Tower Life agrees to indemnify, defend and hold the Company, the Plan, the Committee and their respective affiliates, officers, directors, employees, Plan fiduciaries, agents and other representatives (each, an “Indemnified Party”) harmless from and against any and all actual, but not alleged, potential or contingent, losses, damages, costs and expenses (in each case, including reasonable out of pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against such Indemnified Party by a third party that is brought against an Indemnified Party and that arises out of or relates to (a) any breach by Met Tower Life of a representation, warranty or covenant under this Commitment Agreement or the Contract or (b) any failure by Met Tower Life to make, or cause to be made, any payments required to be made by such Insurer pursuant to the Contract or the annuity certificates issued thereunder (“Indemnified Claims”). Met Tower Life will have the right at any time to assume the defense with counsel of its choice reasonably satisfactory to the Indemnified Party and to control the defense of such Indemnified Claims, provided, however, that Met Tower Life will not consent to the entry of any judgment or proposed settlement without the prior written consent of the Indemnified Party unless the judgment or proposed settlement involves only the payment of money by Met Tower Life and does not admit liability on the part of the Indemnified Party.

The Company and Committee hereby represent and warrant as of the date of this Commitment Agreement and as of the Contract Effective Date:

1.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company and Committee have all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by the Company and Committee herein (including the negotiation, sale and issuance of a group annuity contract to the Plan).  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in this Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material.

2.

The Company and Committee have received all appropriate approvals and no other action on the part of the Company, Committee or their affiliates is necessary to authorize the execution, delivery and performance of this Commitment Agreement, the Contract, and the consummation of the transactions contemplated to be undertaken by the Company or Committee under this Commitment Agreement (including the negotiation, sale and issuance of a group annuity contract to the Plan). This Commitment

Exhibit 10.1

Agreement is duly executed and delivered by the Company and Committee, and is (or when duly executed by all parties thereto will be) a valid and binding obligation of the Company and Committee and enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.

To Company’s and Committee’s knowledge, the execution, delivery and performance of this Commitment Agreement by the Company and Committee and the consummation by the Company and Committee of the transactions contemplated to be undertaken by the Company or Committee pursuant to this Commitment Agreement do not (a) violate or conflict with any provision of the Plan or any documents or instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificate or articles of incorporation, bylaws or code of regulations, or the comparable governing documents of the Company or the Committee, (b) violate or conflict with any law or order of any governmental authority applicable to the Company, the Plan, the Plan Trustee, the Committee or the Plan Governing Documents, (c) require any additional governmental or governmental agency approvals, or (d) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Company is a party, to the extent that the absence or occurrence of any of the foregoing would have a material adverse impact on the Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

4.	There are no commingled investment vehicles that hold Plan assets, the units of which are or will be Plan assets involved in the transactions contemplated by this Commitment Agreement.

5.

The Plan and the Plan Trust are maintained under and are subject to ERISA and, to the Committee’s knowledge, is operated in compliance with ERISA in all material respects and are operated in compliance therewith in all material respects. The Plan’s most recent favorable IRS determination letter is dated October 19, 2021 and, to the Committee’s knowledge, no event has occurred since such date that is reasonably likely to result in the Plan losing its status as qualified by the Code for purposes of tax treatment under Code §§ 401(a) and 501(a). All Plan amendments necessary to effect the transactions contemplated by this Commitment Agreement, and all other written agreements, documents or certificates to be delivered by a party on the Contract Effective Date, to the extent that they require authorization by the Company or the Commitee, have been, or will be by the Contract Effective Date, duly authorized and made by the Company and the Committee. The Plan Trustee has been duly appointed as the directed trustee of the Plan Trust.

6.

No fees, commissions or payments are or will be owed by the Company to any individual or entity in connection with the transactions contemplated by this Commitment Agreement or the Contract for which any other party, or its respective affiliates or representatives, could be liable.

7.

To the Committee’s knowledge and upon consultation with its agents, actuaries and advisors, (a) the mortality experience file(s) provided by or on behalf of the Committee to Met Tower Life did not contain any misstatements or omissions, and the mortality experience data was generated using prudent actuarial judgment with regard to systemic assumptions and data inclusions or omissions, and (b) the data in respect of benefit amounts, forms of annuities, lump sum solicitation status and the census data for date of birth, date of death, state of residence or gender, in each case, with respect to the annuitants or survivor annuitants that is furnished on behalf of the Committee to Met Tower Life, is accurate and was not generated using any materially incorrect systemic assumptions or material omissions.

Exhibit 10.1

8.

There is no action pending or, to the Company’s knowledge, threatened against the Company, or the Plan that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions or that could reasonably be expected to materially impair or restrict the such party’s ability to consummate the transactions and to perform its obligations thereunder.

9.

To Committee’s knowledge, neither Met Tower Life nor any of Met Tower Life’s affiliates is a fiduciary of the Plan who either (a) has or exercises any discretionary authority or control with respect to the investment of the Plan’s assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract, or (b) renders investment advice (within the meaning of § 3(21)(A)(ii) of the ERISA, or § 4975(e)(3)(B) of the Code) with respect to such assets. The Committee understands and acknowledges that in the negotiation, sale, and issuance of a group annuity contract to the Plan, Met Tower Life is acting in its capacity as an issuer of a group annuity contract and is not providing investment advice or giving advice in a fiduciary capacity.

10.

The Plan’s applicable fiduciary has determined that the transactions contemplated by this Commitment Agreement and the purchase of the Contract do not result in a transaction prohibited by ERISA § 406 or Code § 4975, provided that Met Tower Life’s representations in paragraph 7 are true and correct in all material respects as of the Premium Due Date.

11.

The Plan Trustee has been duly appointed as the directed trustee of the Plan Trust and is obligated to follow the Company’s or Committee’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement consistent with the Plan Trust Agreement.

12.

If the Company concludes that disclosure of this Commitment Agreement and/or the Contract is required by the rules of the Securities and Exchange Commission (“SEC”), (i) the Company will cooperate with Met Tower Life in good faith to make a request to the SEC for confidential treatment of information relating to the pricing of the Contract and such other information as the Company and Met Tower Life mutually conclude is competitively sensitive from the perspective of the Company or Met Tower Life or otherwise merits confidential treatment and (ii) the Company will include Met Tower Life in any material correspondence (written or oral) with the SEC regarding any such application for confidential treatment, and the Company and Met Tower Life will otherwise reasonably cooperate in connection with such request, including by the Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.

By signing this Commitment Agreement, the Company and Committee, as applicable (1) acknowledge receipt of any applicable commission and fee disclosures, (2) attest to the accuracy of the foregoing representations, and (3) approve the purchase of this group annuity contract on behalf of the Plan. Acceptance of this offer by the Company shall constitute an irrevocable and binding agreement between the parties to enter into the Contract, as defined in Met Tower Life’s Proposal, incorporated herein by reference.

Met Tower Life, Company and Committee agree to negotiate in good faith to finalize the group annuity contract, which will be substantially in the form of the group annuity contract provided to the Company. Met Tower Life and the Company will execute, and Met Tower Life will issue the group annuity contract with an effective date as of the Contract Effective Date, defined in Met Tower Life’s Proposal, within [***] following the later of (a) approval by the Interstate Insurance Product Regulation Commission, and (b) [***]. The group annuity contract will be delivered to an authorized representative of the Company for execution in Illinois.

Exhibit 10.1

If you would like further information, please contact me.

Met Tower Life Contact:	[**]
Address:	[**]
Phone Number:	[**]
Email:	[**]

Sincerely,

[**]

**Redacted pursuant to Item 601(a)(6) of Regulation S-K.

Exhibit 10.1

Pactiv LLC	Metropolitan Tower Life Insurance Company
ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

By: /s/ Michael J. Ragen	By: _/s/ [**]
Name: Michael J. Ragen	Name: [**]
Title: _CFO and Treasurer	Title: _[**]

Pactiv Evergreen Inc. Pension Plans Investment Committee
ACCEPTED AND AGREED TO:

By:_/s/ Michael J. Ragen
Name: _Michael J. Ragen_
Title: __Authorized Signatory__
**Redacted pursuant to Item 601(a)(6) of Regulation S-K.